						Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)
	12 Months
	Ended
	September 30,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$148,912	$125,411	$119,750	$108,429	$119,069	$194,374
Income taxes	90,783	76,756	70,775	52,557	76,882	129,407
Income taxes charged to other income - net	1,577	(17)	(162)	2,082	4,590	1,411
Capitalized interest	(3,039)	(2,796)	(2,272)	(1,397)	(883)	(1,264)
Total	$238,233	$199,354	$188,091	$161,671	$199,658	$323,928
Fixed charges:
Interest expense	$173,561	$172,050	$182,902	$192,830	$190,849	$184,217
Other interest	3,039	2,796	2,272	1,397	883	1,264
Portion of rentals representative of the interest factor	5,924	5,424	4,669	5,394	5,633	5,002
Total	$182,524	$180,270	$189,843	$199,621	$197,365	$190,483
Earnings available for combined fixed charges	$420,757	$379,624	$377,934	$361,292	$397,023	$514,411
Ratio of Earnings to Fixed Charges	2.31x	2.11x	1.99x	1.81x	2.01x	2.70x

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)
	12 Months
	Ended
	September 30,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$148,912	$125,411	$119,750	$108,429	$119,069	$194,374
Income taxes	90,783	76,756	70,775	52,557	76,882	129,407
Income taxes charged to other income - net	1,577	(17)	(162)	2,082	4,590	1,411
Subtotal	241,272	202,150	190,363	163,068	200,541	325,192
Capitalized interest	(3,039)	(2,796)	(2,272)	(1,397)	(883)	(1,264)
Total	$238,233	$199,354	$188,091	$161,671	$199,658	$323,928
Fixed charges:
Interest expense	$173,561	$172,050	$182,902	$192,830	$190,849	$184,217
Other interest	3,039	2,796	2,272	1,397	883	1,264
Portion of rentals representative of the interest factor	5,924	5,424	4,669	5,394	5,633	5,002
Total	$182,524	$180,270	$189,843	$199,621	$197,365	$190,483
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$420,757	$379,624	$377,934	$361,292	$397,023	$514,411
Dividend Requirement:
Fixed charges above	$182,524	$180,270	$189,843	$199,621	$197,365	$190,483
Preferred dividend requirements below	--	--	8,189	11,777	14,169	15,047
Total	$182,524	$180,270	$198,032	$211,398	$211,534	$205,530

Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.31x	2.11x	1.91x	1.71x	1.88x	2.50x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$241,272	$202,150	$190,363	$163,068	$200,541	$325,192
(b) Income from continuing operations	$148,912	$125,411	$119,750	$108,429	$119,069	$194,374
(c) Ratio of (a) to (b)	1.6202	1.6119	1.5897	1.5039	1.6842	1.6730
(d) Preferred dividends	$--	$--	$5,151	$7,831	$8,413	$8,994
Preferred dividend requirements [(d) multiplied by (c)]	$--	$--	$8,189	$11,777	$14,169	$15,047